Exhibit 10.55
POST-CLOSING OCCUPANCY AGREEMENT
     THIS POST-CLOSING OCCUPANCY AGREEMENT (the “Agreement”) is made and entered into as of the 28th day of March, 2008 (the “Effective Date”) by and between MIDWEST BANK AND TRUST COMPANY, an Illinois banking corporation (“Seller”) and NMD INVESTMENTS LLC, an Illinois limited liability company (“Purchaser”).
R E C I T A L S:
     A. On the Effective Date Seller sold to Purchaser and Purchaser acquired from Seller a certain parcel of real estate improved with a bank building (the “Building”) located at 1601 North Milwaukee Avenue, Chicago, Illinois, together with a vacant lot located immediately north of and adjacent to the Building.
     B. Seller desires to retain occupancy and possession of the Building after the Effective Date for a period of not less than nine (9) months and not more than eighteen (18) months (the “Post-Occupancy Term”).
     C. Purchaser is willing to allow Seller to retain occupancy and possession of the Building during the Post-Occupancy Term, subject to the terms and provisions set forth below.
     NOW, THEREFORE, in consideration for the mutual promises contained herein and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:
     1. Termination of Post-Occupancy Term. Commencing as of the Effective Date, Seller shall retain occupancy and possession of the Building during the Post-Occupancy Term. Seller may terminate this Agreement effective at any time on or after the date immediately preceding the nine (9) month anniversary of the Effective Date by giving Purchaser not less than thirty (30) days prior written notice of Seller’s intention to terminate this Agreement. However, if Seller fails to terminate this Agreement on or before the date immediately preceding the eighteen (18) month anniversary of the Effective Date (the “Outside Date”), then this Agreement will automatically terminate on the Outside Date and Seller will vacate and surrender occupancy and possession of the Building to Purchaser on the Outside Date.
     2. Use and Occupancy Fee. Beginning on the Effective Date and continuing on each monthly anniversary of the Effective Date until the end of the Post-Occupancy Term, Seller shall pay to Purchaser a monthly use and occupancy fee in the amount of Seventy-Five Thousand and 00/100 Dollars ($75,000.00) in consideration for Seller’s occupancy and possession of the Building during the Post-Occupancy Term. The monthly use and occupancy fee for any partial month during the Post-Occupancy Term will be prorated on a per diem basis based on the number of days during said partial month that Seller remains in occupancy and possession of the Building and any such amount previously paid in excess of the amount determined due shall be refunded to Seller.

     3. Real Estate Taxes and Insurance. During the Post-Occupancy Term Seller will, within ten (10) days after Purchaser’s request therefor, reimburse Purchaser for fifty percent (50%) of all (i) real estate taxes, and (ii) premiums for casualty and liability insurance incurred or paid for by Purchaser relating to the Building. In addition, Seller will defend, indemnify and hold Purchaser harmless from and against any and all claims, losses, costs, damages and expenses which Purchaser may suffer, incur or sustain, or for which Purchaser may become liable, by virtue of the injury to or death of any person(s), or the loss of property owned by Seller’s customers, including, without limitation, reasonable attorneys’ fees, arising out of or in connection with Seller’s use and occupancy of the Building from and after the Effective Date until the end of the Post-Occupancy Term to the extent not reimbursed to Purchaser through insurance proceeds. In the event of a casualty rendering the Building partially untenantable and capable of prompt restoration, Purchaser shall promptly restore the Building and improvements. In the event of a casualty rendering the building wholly untenantable or not capable of prompt restoration, this Agreement shall terminate and Purchaser shall pay to Seller the amount of insurance proceeds related to Seller’s damaged property. Rent and other obligations shall abate on an equitable basis during any period of untenantability.
     4. Utilities. Seller shall pay for the cost of any and all utility consumption and telephone charges incurred in the Building during the Post-Occupancy Term until Seller vacates and surrenders occupancy and possession of the Building to Purchaser.
     5. Condition of Building. At the end of the Post-Occupancy Term Seller shall vacate and deliver occupancy and possession of the Building to Purchaser in the same condition as existed on the Effective Date, ordinary wear and tear and casualty excepted. During the Post-Occupancy Term, Seller shall be responsible for general interior maintenance and HVAC maintenance. Purchaser shall be responsible for all exterior maintenance, including the roof, and all replacements, including HVAC, electrical and plumbing system components, and all repairs or replacements of structural elements; provided however, that if HVAC unit replacements are necessary, Purchaser may provide units primarily designed for serving replacement tenant(s) after the end of the Post-Occupancy Term, as long as the replacement unit(s) provide heating and cooling function to Seller equivalent or better than the former unit. In the event Purchaser will conduct construction or maintenance activities at the Building or the adjacent lot during the Post-Occupancy Term, the Purchaser will coordinate such activities with Seller and in any event will conduct such activities in a manner so as not to interfere with the business operations of Seller.
     6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.
     7. Counterparts. This Agreement may be executed in any number of counterparts, and all such counterparts shall constitute one (1) Agreement.
     8. Successors and Assigns. This Agreement shall inure to and be binding upon the parties hereto and their respective successors and assigns.
     9. Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the post-closing occupancy and possession of the Building,

and may not be amended without the written consent or signature of Seller and Purchaser.
     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

PURCHASER:		SELLER:

NMD INVESTMENTS LLC,		MIDWEST BANK AND TRUST COMPANY,
an Illinois limited liability company		an Illinois banking corporation

BY:	/s/ Terry H. Upton	By:	/s/ Bruno P. Costa

Its:	Manager	Its:	Executive Vice President